Civeo Reports First Quarter 2025 Results
Highlights:
•Reported revenues of $144.0 million, net loss of $9.8 million and Adjusted EBITDA of $12.7 million;
•Returned $6.8 million of capital to shareholders in the quarter through share repurchases and the quarterly dividend;
•Announced updates to its capital allocation framework, including the increase of Civeo’s share repurchase authorization from 10% to 20% of shares outstanding and the suspension of its quarterly cash dividend; and
•Continued progress toward completing the previously announced acquisition of four villages in the Australian Bowen Basin, with the transaction expected to close in the second quarter of 2025.

HOUSTON, April 30, 2025 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2025.
“Our first quarter results were consistent with our expectations; we continued to deliver topline growth in Australia supported by our recent integrated services contract award, and our operations in Canada continued to be impacted by macroeconomic headwinds that intensified in the first quarter,” said Bradley J. Dodson, Civeo's President and Chief Executive Officer. “In Australia, we continue to benefit from strong occupancy levels and customer activity across our owned villages, and we are pleased to be expanding our presence in the region to further capitalize on these favorable market dynamics. In Canada, we are taking decisive action to improve results, including by executing our previously announced plan to streamline Civeo’s cost structure. We will continue to take steps to reduce costs in the second and third quarters and remain focused on strategic initiatives to diversify our exposure from oil sands activity and increase the resilience of our business model.”

Mr. Dodson added, “One of Civeo’s greatest attributes is its ability to generate positive free cash flow in various macroeconomic environments, as demonstrated by the positive free cash flow the Company has generated every year since its spin-off in 2014. Going forward, we are confident in Civeo’s ability to continue generating annual free cash flow through the cycle, driven by the same underlying principles that drove performance in our first decade: strong operational discipline coupled with minimal capital requirements to maintain the business. In addition, approximately two-thirds of our global revenue is generated from Asset Light: Catering and Facility management, as detailed in our supplemental disclosure. We do not believe the Company’s current valuation accurately reflects these attractive characteristics, and as such the Board of Directors has decided to rebalance our capital return mix to prioritize share repurchases as the sole vehicle for returning capital to shareholders. We are confident the updated capital allocation framework announced today will facilitate value creation while maintaining the Company’s strong balance sheet. We remain confident in Civeo’s strong long-term free cash flow profile and look forward to unlocking the Company’s potential and driving value creation for shareholders as we move forward.”

First Quarter 2025 Results
In the first quarter of 2025, Civeo generated revenues of $144.0 million and reported a net loss of $9.8 million, or $0.72 per diluted share. Despite solid growth and performance in Australia, the impact of seasonality, intensifying headwinds and restructuring efforts in Canada resulted in negative operating cash flow of $8.4 million and positive Adjusted EBITDA of $12.7 million.

By comparison, in the first quarter of 2024, Civeo generated revenues of $166.1 million and reported a net loss of $5.1 million, or $0.35 per diluted share. The Company's first quarter loss results included $7.8 million in costs associated with impairments on assets in Australia and the U.S. During the first quarter of 2024, Civeo produced operating cash flow of $6.0 million and Adjusted EBITDA of $17.8 million.
The year-over-year decrease in Adjusted EBITDA in the first quarter of 2025 was primarily driven by decreased billed rooms at the Canadian lodges due to customer spending reductions in the Canadian oil sands region and the loss of occupancy related to the Fort Hills project as a result of the sale of McClelland Lake Lodge.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2025 to the results for the first quarter of 2024.)
Australia
During the first quarter of 2025, the Australian segment generated revenues of $103.6 million, operating income of $12.6 million and Adjusted EBITDA of $20.5 million, compared to revenues of $91.7 million, operating income of

$7.3 million and Adjusted EBITDA of $20.3 million in the first quarter of 2024. Results for the first quarter of 2025 include the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $4.9 million and $1.0 million, respectively. Furthermore, free cash flow in the first quarter of 2025 was burdened by Australian cash taxes not incurred in the first quarter of 2024. Operating income for the first quarter of 2024 included asset impairment charges of $5.7 million of the aforementioned total impairment of $7.8 million.

Revenue from the Australian segment increased 13% period-over-period and Adjusted EBITDA was relatively flat. The year-over-year revenue increase was primarily driven by an increase in integrated services activity related to the previously announced six-year A$1.4 billion contract.

On February 19, 2025, Civeo announced that it had entered into an agreement to acquire four villages and associated take-or-pay contracts in the Australian Bowen Basin. The Company continues to expect this acquisition to close in the second quarter of 2025, subject to regulatory approvals and customary closing conditions.

Canada
During the first quarter of 2025, the Canadian segment generated revenues of $40.4 million, an operating loss of $10.0 million and negative Adjusted EBITDA of $0.2 million, compared to revenues of $67.2 million, operating income of $1.7 million and Adjusted EBITDA of $5.7 million in the first quarter of 2024.

Lodge occupancy in the Canadian oil sands region remains challenged as customers continue to reduce capital and operational spending. In the first quarter of 2025, the Canadian segment experienced a 40% period-over-period decrease in revenues driven by lower billed rooms in the Canadian lodges as a result of these customer spending reductions and the loss of occupancy related to the Fort Hills project as a result of the sale of McClelland Lake Lodge. The Company expects customer spending in the region to remain constrained and is taking decisive action to manage these headwinds.

During the first quarter of 2025, the Company reduced its Canadian employee headcount by approximately 25% and recorded a restructuring charge of approximately $1.0 million, which has been added back to Adjusted EBITDA. In light of the deteriorating macroeconomic factors influencing the global oil market, the Company is implementing further cost cutting actions throughout 2025 including cold shutting two lodges. The Company currently expects to record approximately $1.0 million in restructuring charges in the second quarter of 2025. In addition, the Company has engaged a third-party consultant to assist in its efforts to streamline its North American cost structure.
Financial Condition
As of March 31, 2025, Civeo had total liquidity of approximately $162.2 million. Civeo's total debt on March 31, 2025 was $87.4 million, a $44.1 million increase from December 31, 2024. Civeo's net debt on March 31, 2025 was $59.0 million, a $20.9 million increase since December 31, 2024.
Civeo reported a net leverage ratio of 0.8x as of March 31, 2025.
In the first quarter of 2025, Civeo repurchased approximately 153,000 shares for approximately $3.3 million.

During the first quarter of 2025, Civeo invested $5.3 million in capital expenditures compared to $5.6 million invested during the first quarter of 2024. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages.

Updated Capital Allocation Framework

Civeo also announced changes to its capital allocation strategy to accelerate the return of capital to investors and drive long-term shareholder value, while preserving financial flexibility given current macroeconomic and geopolitical uncertainties. The updated capital allocation framework reflects a thorough review conducted by the Company’s Board and management team as well as extensive shareholder engagement.

The Board has authorized an increase to the Company’s previously announced share repurchase program, increasing the authorization to allow for the repurchase of up to 20% of the Company’s total shares (up from 10%). Civeo intends to use 100% of free cash flow to complete this authorization as soon as practicable. After the newly increased authorization is complete, the Company intends to utilize at least 75% of its free cash flow on an annual basis to continue repurchasing shares. The Company expects to primarily utilize open market purchases to execute its current share repurchase authorization; however, the Company continues to evaluate expedited methods of repurchasing shares, including but not limited to a tender offer, to augment its open market purchases.

In connection with these updates, the Board of Directors is also suspending the Company’s cash dividend previously paid to shareholders on a quarterly basis.

Full Year 2025 Guidance
For the full year of 2025, Civeo is lowering its revenue and Adjusted EBITDA guidance ranges to $620 million to $650 million and $75 million to $85 million, respectively. The Company’s previous 2025 revenue and Adjusted EBITDA guidance ranges were $630 million to $660 million of revenues and $80 million to $90 million of Adjusted EBITDA.

The Company is lowering its full year 2025 capital expenditure guidance to a range of $20 million to $25 million. The Company’s previous 2025 capital expenditure guidance range was $25 million to $30 million.

This outlook excludes the impact of the Australian asset acquisition, which is expected to close by the end of the second quarter subject to regulatory approvals and customary closing conditions.

Conference Call
Civeo will host a conference call to discuss its first quarter 2025 financial results today at 8:30 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13753431#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13753431#.

About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Australian natural resource and Canadian oil sands regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 24 lodges and villages in Australia and North America with an aggregate of approximately 26,000 rooms. In addition, Civeo operates and provides hospitality services at 22 customer-owned locations with more than 18,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to Adjusted EBITDA, capital expenditures, future revenues, share repurchases, free cash flow generation, cost reductions, closing of the Australian asset acquisition and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, including wildfires, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024

Revenues	$144,044	$166,120

Costs and expenses:
Cost of sales and services	114,615	130,445
Selling, general and administrative expenses	18,185	18,640
Depreciation and amortization expense	16,253	16,770
Impairment expense	—	7,823
Gain on sale of McClelland Lake Lodge assets, net	—	(6,075)
Other operating expense	507	298
	149,560	167,901
Operating loss	(5,516)	(1,781)

Interest expense	(1,619)	(2,360)
Interest income	26	43
Other income	347	453
Loss before income taxes	(6,762)	(3,645)
Income tax expense	(3,088)	(1,551)
Net loss	(9,850)	(5,196)
Less: Net income (loss) attributable to noncontrolling interest	(8)	(63)
Net loss attributable to Civeo Corporation	$(9,842)	$(5,133)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.72)	$(0.35)
Diluted	$(0.72)	$(0.35)

Weighted average number of common shares outstanding:
Basic	13,600	14,655
Diluted	13,600	14,655

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2025	December 31, 2024
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$28,372	$5,204
Accounts receivable, net	93,636	89,038
Inventories	5,736	7,537
Prepaid expenses and other current assets	6,695	8,674
Total current assets	134,439	110,453

Property, plant and equipment, net	195,617	204,897
Goodwill, net	7,051	7,001
Other intangible assets, net	65,288	66,502
Operating lease right-of-use assets	13,296	9,401
Other noncurrent assets	8,061	6,818
Total assets	$423,752	$405,072

Current liabilities:
Accounts payable	$38,695	$39,971
Accrued liabilities	26,076	34,933
Income taxes payable	8,888	10,853
Deferred revenue	2,578	2,501
Other current liabilities	4,909	4,388
Total current liabilities	81,146	92,646

Long-term debt	87,367	43,299
Deferred income taxes	3,071	3,558
Operating lease liabilities	10,035	6,655
Other noncurrent liabilities	21,395	21,916
Total liabilities	203,014	168,074

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,632,420	1,631,823
Accumulated deficit	(997,400)	(980,720)
Treasury stock	(10,775)	(10,130)
Accumulated other comprehensive loss	(403,507)	(404,600)
Total Civeo Corporation shareholders' equity	220,738	236,373
Noncontrolling interest	—	625
Total shareholders' equity	220,738	236,998
Total liabilities and shareholders' equity	$423,752	$405,072

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(9,850)	$(5,196)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,253	16,770
Impairment charges	—	7,823
Deferred income tax benefit	(510)	(2,265)
Non-cash compensation charge	597	549
Gains on disposals of assets	(155)	(6,065)
Provision for credit losses, net of recoveries	(20)	4
Other, net	(29)	722
Changes in operating assets and liabilities:
Accounts receivable	(4,156)	7,387
Inventories	1,841	(510)
Accounts payable and accrued liabilities	(9,835)	(21,205)
Taxes payable	(2,059)	3,791
Other current and noncurrent assets and liabilities, net	(522)	4,180
Net cash flows provided by (used in) operating activities	(8,445)	5,985

Cash flows from investing activities:
Capital expenditures	(5,271)	(5,613)
Proceeds from dispositions of property, plant and equipment	167	6,778
Other, net	—	—
Net cash flows provided by (used in) investing activities	(5,104)	1,165

Cash flows from financing activities:
Revolving credit borrowings (repayments), net	44,166	14,596
Debt issuance costs	(125)	—
Dividends paid	(3,437)	(3,707)
Repurchases of common shares	(3,334)	(3,208)
Taxes paid on vested shares	(645)	(1,067)
Net cash flows provided by financing activities	36,625	6,614

Effect of exchange rate changes on cash	92	(335)
Net change in cash and cash equivalents	23,168	13,429

Cash and cash equivalents, beginning of period	5,204	3,323
Cash and cash equivalents, end of period	$28,372	$16,752

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues
Australia	$103,646	$91,737
Canada	40,398	67,160
Other	—	7,223
Total revenues	$144,044	$166,120

EBITDA (1)
Australia	$20,440	$14,522
Canada	(1,255)	11,619
Corporate, other and eliminations	(8,093)	(10,636)
Total EBITDA	$11,092	$15,505

Adjusted EBITDA (1)
Australia	$20,485	$20,338
Canada	(228)	5,683
Corporate, other and eliminations	(7,602)	(8,219)
Total adjusted EBITDA	$12,655	$17,802

Operating income (loss)
Australia	$12,639	$7,288
Canada	(10,029)	1,705
Corporate, other and eliminations	(8,126)	(10,774)
Total operating income (loss)	$(5,516)	$(1,781)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended March 31,
	2025	2024

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$46,823	$47,107
Food and other services revenue (3)	56,823	44,630
Total Australian revenues	$103,646	$91,737

Costs
Accommodation cost	$23,071	$22,594
Food and other services cost	50,651	40,904
Indirect other cost	2,998	2,615
Total Australian cost of sales and services	$76,720	$66,113

Average daily rates (4)	$75	$77

Billed rooms (5)	625,636	613,936

Australian dollar to U.S. dollar	$0.628	$0.657

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$33,436	$59,787
Mobile facility rental revenue (2)	219	994
Food and other services revenue (3)	6,743	6,379
Total Canadian revenues	$40,398	$67,160

Costs
Accommodation cost	$28,865	$45,720
Mobile facility rental cost	—	2,651
Food and other services cost	6,473	6,140
Indirect other cost	2,307	2,746
Total Canadian cost of sales and services	$37,645	$57,257

Average daily rates (4)	$93	$98

Billed rooms (5)	358,697	610,032

Canadian dollar to U.S. dollar	$0.697	$0.741

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CIVEO CORPORATION
SUPPLEMENTAL OPERATIONS BY SERVICE TYPE BY REGION DATA
(U.S. dollars in thousands)
(unaudited)

The following table sets forth certain supplemental data for our Australia and Canada segment revenues attributable to the asset-light (“Catering and Facility Management”) portion of the Company’s business and the asset-intensive (“Accommodations and Infrastructure”) portion of the Company’s business. We provide Catering and Facility Management services to both customer-owned assets and Company-owned villages and lodges. When we provide Catering and Facility Management services to customer-owned assets, it is reflected in “Food and other services” in our Supplemental Quarterly Segment and Operating Data. However, when we provide those same services to customers at our owned villages and lodges, it is reflected in “Accommodation and other services”, which also includes the Accommodations and Infrastructure component of our owned villages and lodges. This is because we bill our customers in one combined rate for both Accommodations and Infrastructure services and Catering and Facility Management services at Company-owned villages and lodges.

The purpose of the disclosure below is to disaggregate the embedded Catering and Facility Management revenues from the “Accommodation and other services” revenues associated with our owned villages and lodges that is included in our Supplemental Quarterly Segment and Operating Data. To do so, we apply a margin that is equal to Civeo’s margin in similar services we provide to customer-owned assets to the cost of sales that are associated with Catering and Facility Management services within “Accommodation and other services” for our owned villages and lodges. This table provides investors a supplemental view of the services provided by the Company which could assist with their valuation analysis.

	Three Months Ended March 31, 2025
	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$76,659	$25,649	$—	$102,308
Asset Intensive: Accommodations and Infrastructure	26,987	14,749	—	41,736
Total revenues	$103,646	$40,398	$—	$144,044

	Three Months Ended March 31, 2024
	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$64,329	$38,706	$549	$103,584
Asset Intensive: Accommodations and Infrastructure	27,408	28,454	6,674	62,536
Total revenues	$91,737	$67,160	$7,223	$166,120

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2025

EBITDA (1)	$11,092	$15,505	$66,836
Adjusted EBITDA (1)	$12,655	$17,802	$74,790
Free Cash Flow (2)	$(13,549)	$7,150
Net Leverage Ratio (3)			0.8x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2025

Net loss attributable to Civeo Corporation	$(9,842)	$(5,133)	$(21,776)
Income tax expense	3,088	1,551	14,029
Depreciation and amortization	16,253	16,770	67,521
Interest income	(26)	(43)	(170)
Interest expense	1,619	2,360	7,232
EBITDA	$11,092	$15,505	$66,836
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	7,823	3,758
Net (gain) loss on disposition of McClelland Lake Lodge assets (b)	—	(6,075)	331
Restructuring costs (c)	964	—	964
Share-based compensation (d)	599	549	2,901
Adjusted EBITDA	$12,655	$17,802	$74,790

(a)Relates to asset impairments in the first and fourth quarters of 2024. In the fourth quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $3.2 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $0.5 million. In the first quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $5.7 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $2.1 million.

(b)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the fourth, third and second quarters of 2024, we recorded expenses associated with the sale of our McClelland Lake Lodge of $0.1 million, $0.2 million and $0.1 million, respectively, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the first quarter of 2024, we recorded gains associated with the sale of the McClelland Lake Lodge of $6.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.

(c)Represents restructuring cost initiatives in Canada related to severance and two lodge closures.

(d)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2025	2024

Net Cash Flows Provided by Operating Activities	$(8,445)	$5,985
Capital expenditures	(5,271)	(5,613)
Proceeds from dispositions of property, plant and equipment	167	6,778
Free Cash Flow	$(13,549)	$7,150

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of March 31,
2025

Total debt	$87,367
Less: Cash and cash equivalents	28,372
Net debt	$58,995

Adjusted EBITDA for the twelve months ended March 31, 2025 (a)	$74,790
Adjustments to Adjusted EBITDA
Interest income	170
Restructuring costs (b)	(964)
Bank-adjusted EBITDA	$73,996

Net leverage ratio (c)	0.8x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net loss attributable to Civeo Corporation
(b) Related to restructuring costs defined above not allowed to be adjusted by our credit facility
(c) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2025

EBITDA Range (1)	$70.2	$80.2
Adjusted EBITDA Range (1)	$75.0	$85.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2025
	(estimated)

Net loss	$(15.8)	$(7.8)
Income tax expense	14.0	16.0
Depreciation and amortization	67.0	67.0
Interest expense	5.0	5.0
EBITDA	$70.2	$80.2

Adjustments to EBITDA
Canadian restructuring cost	2.0	2.0
Share-based compensation	2.8	2.8
Adjusted EBITDA	$75.0	$85.0

CONTACTS:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400